EXHIBIT 4.2



             CERTIFICATE OF DESIGNATIONS, PREFERENCES
            AND RELATIVE, PARTICIPATING, OPTIONAL AND
                OTHER SPECIAL RIGHTS OF PREFERRED
              STOCK AND QUALIFICATIONS, LIMITATIONS
                     AND RESTRICTIONS THEREOF

                                OF

         CLASS A CUMULATIVE PERPETUAL INCREASING DIVIDEND
                         PREFERRED STOCK

                                OF

                         EEX CAPITAL INC.

                    _________________________


                  Pursuant to Section 151 of the
         General Corporation Law of the State of Delaware

                    _________________________

         EEX Capital Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article 4 of its Certificate of Incorporation (the "Certificate of Incorporation") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous written consent dated September 25, 1997 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Class A Cumulative Perpetual Increasing Dividend Preferred Stock (the "Class A Preferred Stock"), par value $0.001 per share, with a liquidation preference of $1,000.00 per share, consisting of 150,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

         1.   Certain Definitions.

         Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural):

         Additional Costs. The term "Additional Costs" shall have the meaning assigned to it in the Subscription Agreement.

         Affiliate. The term "Affiliate" shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than 50% of the outstanding capital stock or other equity interests having ordinary voting power.

         Affiliate Transaction.  The term "Affiliate
Transaction" shall have the meaning set forth in Section 7(n) below.

         Business Day. The term "Business Day" shall mean a day other than a Saturday, a Sunday, any federal holiday or any day on which dealings in U.S. dollar deposits are not carried out in the London interbank market.

         Capital Lease Obligation. The term "Capital Lease Obligation" shall mean, with respect to EEX or any Subsidiary of EEX, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person in accordance with GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof.

         Capital Stock. The term "Capital Stock" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         Change of Control. The term "Change of Control" shall mean the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of the Exchange) Act of 35% or more of the outstanding shares of voting stock of EEX.

         Change of Control Offer.  The term "Change of Control
Offer" shall have the meaning set forth in Section 6(a) below.

         Change of Control Payment.  The term "Change of Control
Payment" shall have the meaning set forth in Section 6(a) below.

         Change of Control Payment Date.  The term "Change of
Control Payment Date" shall have the meaning set forth in Section
6(d)(ii) below.

         Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the common stock, par value $100.00 per share, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, that have the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         Debt. The term "Debt" shall mean for EEX and its Subsidiaries (except the Corporation and MIStS Issuer), the sum of the following (without duplication): (i) all obligations for borrowed money or evidenced by bonds, debentures, mandatorily redeemable preferred stock with maturities before the Revolving Credit Termination Date (as defined in the EEX Credit Agreement), notes or other similar instruments (excluding interest, fees and charges); (ii) all obligations in respect of bankers' acceptances, unreimbursed drawings on letters of credit, surety or other bonds; (iii) all Capital Lease Obligations; (iv) all Operating Lease Obligations; (v) all financial guaranties in respect of Indebtedness of unconsolidated Affiliates and unrelated Persons; (vi) all obligations secured by a Lien on any asset, whether or not such Indebtedness is assumed, but excluding obligations secured by Liens permitted by Sections 9.02(c), (e),
(f), (h), (i), (j), (k) and (l) of the EEX Credit Agreement;
(vii) all production payments in connection with oil and gas properties; and (viii) all Indebtedness of Special Entities (as defined in the EEX Credit Agreement) to the extent the Corporation or any Subsidiary is liable for such Indebtedness and is reflected on the consolidated balance sheet of EEX or any Subsidiary; provided, however, such term shall not include Permitted Subordinated Debt.

         Debt to Capital Ratio.  The term "Debt to Capital
Ratio" shall have the meaning set forth in Section 5(b) below.

         Default. The term "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would be an Event of Default.

         Dividend. The term "Dividend" shall mean any dividend payable in accordance with Section 2(a) below.

         Dividend Payment Date.  The term "Dividend Payment
Date" shall have the meaning set forth in Section 2(a) below.

         Dividend Period. The term "Dividend Period" shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each period from, and including, the preceding Dividend Payment Date to, but not including the next Dividend Payment Date.

         EEX.  The term "EEX" shall mean Enserch Exploration,
Inc., a Texas corporation.

         EEX Capital Subordinated Note.     The term "EEX
Capital Subordinated Note" means the subordinated promissory note made by the Corporation in favor of MIStS Issuer, reevidencing
$75.0 million of Indebtedness, dated as of September 29, 1997.

         EEX Capital Subordination Agreement.    The term "EEX
Capital Subordination Agreement" shall mean the subordination agreement dated as of September 29, 1997 issued by the MIStS Issuer in favor of the administrative agent and the lenders under the EEX Credit Agreement and subordinating the EEX Capital Subordinated Note and the Guaranty Agreement to the "Superior Indebtedness" (as defined in such subordination agreement.)

         EEX Credit Agreement. The term "EEX Credit Agreement" shall mean that certain Credit Agreement dated as of May 1, 1995 among EEX, as borrower, The Chase Manhattan Bank, as Administrative Agent, and the lenders signatory thereto, as amended by First Amendment dated September 19, 1996, and Second Amendment dated June 27, 1997, and as modified by that certain letter from EEX to the Administrative Agent and in effect on the Closing Date together with such amendments thereto as may be adopted in accordance therewith and consented to by the Majority Holders.

         EEX LLC. The term "EEX LLC" means EEX Capital L.L.C., a Delaware limited liability company that was merged with and into EEX Preferred pursuant to the Merger, with EEX Preferred being the surviving corporation and renamed EEX Capital Inc.

         EEX Preferred.  The term "EEX Preferred" means EEX
Preferred Capital Inc., a Delaware corporation now known as EEX
Capital Inc., into which EEX LLC was merged pursuant to the Merger.

         EEX Subordinated Note.  The term "EEX Subordinated
Note" means the subordinated promissory note made by EEX in favor of the Corporation reevidencing $150.0 million of Indebtedness, dated as of September 29, 1997.

         EEX Subordination Agreement.  The term "EEX
Subordination Agreement" shall mean the subordination agreement dated as of September 29, 1997 issued by the Corporation in favor of the administrative agent and the lenders under the EEX Credit Agreement and subordinating the EEX Subordinated Note to the "Superior Indebtedness" (as defined in such subordination agreement.)

         Engagement Letter. The term "Engagement Letter" shall mean that certain engagement letter agreement by and among UBS, EEX, EEX Preferred, EEX LLC and MIStS Issuer, dated as of September 24, 1997, as modified by letter agreement dated September 29, 1997.

         Equity Interests. The term "Equity Interests" shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         Event of Default. The term "Event of Default" shall mean (i) an "Event of Default" as defined in the EEX Credit Agreement, (ii) failure by the Corporation to pay any scheduled Dividend on the Preferred Securities or any fee or other amount owing to UBS or any of the Holders pursuant to the Transaction Documents on or within 30 days after the same is due,
(iii) failure by the Corporation to cause either the merger of MIStS Issuer with and into the Corporation or the redemption of all of the Class A Preferred Stock and all of the Preferred Interests on the Required Merger Date, (iv) failure by the Corporation to make any Change of Control redemption within the time periods specified in Section 6 hereof, (v) a Prohibited Issuance, (vi) the occurrence of a Voting Rights Trigger Event,
(vii) breach of any other provision of this Certificate of Designations or of the other Transaction Documents, as in effect on the date hereof or as subsequently modified which is not cured within 60 days (except that breach of the covenants described in Sections 12.1 and 13.1 of the Subscription Agreement shall not be entitled to any such cure period) and (viii) any representation or warranty on the part of EEX or any Subsidiary of EEX in any Transaction Document shall prove to have been false or misleading in any material respect when made, deemed made or furnished.

         Exchange Act.  The term "Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended.

         Executive Officer. The term "Executive Officer" shall mean any officer of the Corporation that would be deemed to be an "executive officer" within meaning of the rules and regulations of the Securities and Exchange Commission.

         Fee Letter. The term "Fee Letter" shall mean that certain fee letter agreement by and among UBS, EEX, EEX
Preferred, EEX LLC and MIStS Issuer, dated as of September 24,
1997, as modified by letter agreement dated September 29, 1997.

         GAAP. The term "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

         Governmental Authority. The term "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         Government Securities.  The term "Government
Securities" shall mean direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged.

         Guarantee.  The term "Guarantee" shall mean a guarantee
(other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         Guaranty Agreement. The term "Guaranty Agreement" shall mean that certain Amended and Restated Guaranty Agreement, dated as of September 29, 1997 issued by EEX in favor of MIStS Issuer guaranteeing the obligations of the Corporation to MIStS Issuer under the EEX Capital Subordinated Note, as the same may be further amended, modified or supplemented from time to time with the consent of the Majority Holders.

         Holder. The term "Holder" shall mean the record holder of one or more shares of Class A Preferred Stock, as shown on the books and records of the Corporation.

         Indebtedness. The term "Indebtedness" of a Person shall mean such Person's (i) obligations for borrowed money, whether or not evidenced by a bond, note or similar instrument,
(ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business on terms customary in the trade,
(iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments,
(v) Capital Lease Obligations, (vi) obligations for which such Person is obligated pursuant to a Guarantee or pursuant to a letter of credit, (vii) Hedging Obligations, and (viii) Mandatorily Redeemable Obligations.

         Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Class A Preferred Stock are first issued by the Corporation.

         Junior Securities. The term "Junior Securities" shall mean any class of stock ranking junior to the Class A Preferred
Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Corporation.

         Lien. The term "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

         Liquidation Preference.  The term "Liquidation
Preference" shall mean (i) $1,000.00 per share of Class A
Preferred Stock or (ii) $1,000.00 per share of Preferred
Interests.

         LLC Agreement. The term "LLC Agreement" shall mean the second amended and restated limited liability company agreement of MIStS Issuer L.L.C., dated as of September 29, 1997.

         Majority Holders. The term "Majority Holders" shall mean a majority in aggregate liquidation preference of the Holders of the Preferred Securities.

         Mandatorily Redeemable Obligation.  The term
"Mandatorily Redeemable Obligation" shall mean, with respect to any Person, an obligation of such Person or any of its Subsidiaries to the extent that it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any Person other than such Person or such Subsidiary, or (c) upon the occurrence of a condition not solely within the control of such Person or such Subsidiary, such as a redemption required to be made out of future earnings.

         Material Adverse Effect. The term "Material Adverse Effect" shall mean any material and adverse change in the financial condition, business or results of operations of EEX and its Subsidiaries taken as a whole which makes EEX unable to perform its obligations under the Guaranty Agreement or the EEX Subordinated Note.

         Merger Notice. The term "Merger Notice" shall mean a notice issued by UBS in accordance with the letter agreement dated September 29, 1997, requiring MIStS Issuer to merge with and into the Corporation, with the Corporation being the servicing corporation.

         MIStS Issuer.  The term "MIStS Issuer" shall mean MIStS
Issuer L.L.C., a Delaware limited liability company, the common membership interests of which are wholly owned by the Corporation.

         MIStS Issuer Voting Rights Trigger Event.  The term
"MIStS Issuer Voting Rights Trigger Event" shall have the meaning ascribed to "Voting Rights Trigger Event" in the LLC Agreement.

         Obligations. The term "Obligations" shall mean any principal, interest, penalties, fees (including, but not limited to, reasonable fees and expenses of counsel), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         Officer's Certificate.  The term "Officer's
Certificate" shall mean a certificate signed on behalf of the Corporation by an officer of the Corporation who must be the Chief Executive Officer, the Chief Financial Officer, the
Treasurer or the principal accounting officer of the Corporation that meets the requirements of Section 9 hereof.

         Operating Lease Obligations. The term "Operating Lease Obligations" shall mean, as to the Corporation or any Subsidiary, the obligations of such person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are not required to be classified and accounted for as a liability for a capital lease on a balance sheet of such Person and, for purposes of this Certificate of Designations, the amount of such obligations shall be the discounted present value of the lease payments, discounted in the same manner a capital lease would be discounted according to GAAP.

         Parity Securities. The term "Parity Securities" shall mean any class or series of stock of the Corporation authorized after the Initial Issue Date that is entitled to receive payment of dividends and to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Class A Preferred Stock.

         Paying Agent.  The term "Paying Agent" shall mean the
Corporation until such time, if any, as an additional or other
Paying Agent is appointed pursuant to Section 8(c).

         Permits. The term "Permits" shall mean such material permits, licenses, franchises, consents, approvals and authorizations of Governmental Authorities as are necessary to own, lease and operate the Corporation's Properties and to conduct its business as presently conducted.

         Permitted Subordinated Debt. The term "Permitted Subordinated Debt" shall mean Indebtedness of EEX or a Subsidiary owing to EEX or another Subsidiary subordinated to the "Superior Indebtedness" (as such term is defined in the Subordination Agreements) on terms substantially similar to the terms set forth in the Subordination Agreements.

         Person. The term "Person" shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

         Preferred Interests. The term "Preferred Interests" shall mean the Cumulative Perpetual Increasing Dividend Preferred
Interests of MIStS Issuer.

         Preferred Securities. The term "Preferred Securities" shall mean the Preferred Interests and the Class A Preferred
Stock.

         Preferred Stock. The term "Preferred Stock" of any Person, shall mean Capital Stock of such Person of any class or series (however designated) that ranks prior, as to payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class or series of such Person.

         Prohibited Issuance. The term "Prohibited Issuance" shall mean issuance by EEX, the Corporation, MIStS Issuer or any of their respective Subsidiaries of subordinated debt or equity securities in violation of the provisions under Article V of the Subscription Agreement, the proceeds of which are not used to fully redeem the Preferred Securities.

         Property. The term "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         Record Date. The term "Record Date" shall have the meaning set forth in Section 2(a) below.

         Redemption Date. The term "Redemption Date" shall have the meanings set forth in Section 4(c) below.

         Redemption Price.  The "Redemption Price" shall be the
Liquidation Preference plus (i) Additional Costs and (ii) accrued and unpaid dividends to the date of redemption.

         Required Merger Date. The term "Required Merger Date" shall mean the first Dividend Payment Date occurring at least thirteen (13) Business Days after receipt by the Corporation of a Merger Notice.

         Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended.

         Senior Debt.   The term "Senior Debt" means the
principal (whether denominated as principal, monthly rental or other notional quantity), premium, if any, and unpaid interest on, and any reasonable fees or costs related to, (a) any Debt of EEX and its Subsidiaries (other than the Corporation and MIStS Issuer), whether outstanding on the date hereof or hereafter created, which is incurred, assumed, or guaranteed in compliance with the EEX Credit Agreement, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the EEX Subordinated Note, and (b) renewals, extensions, modifications and refundings of any such Debt. For the avoidance of doubt, Debt which is created, incurred, assumed, or guaranteed in violation of terms of the EEX Credit Agreement shall not constitute Senior Debt, and Debt which is created, incurred, assumed, or guaranteed in compliance with the terms of the EEX Credit Agreement Debt shall at all times constitute Senior Debt, notwithstanding any event or circumstance which may subsequently occur which would constitute the creation, incurrence, assumption or guarantee of such Debt at such time a violation of the EEX Credit Agreement.

         Senior Securities. The term "Senior Securities" shall mean any class or series of Capital Stock of the Corporation authorized after the Initial Issue Date ranking senior to the Class A Preferred Stock in respect of the right to receive dividends and in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

         Stock Registration Rights Agreement. The term " Stock Registration Rights Agreement" shall mean the registration rights, agreement dated as of September 29, 1997, between, the Corporation and the Placement Agent on behalf of UBS, pursuant to which the Class A Preferred Stock is required to be registered for public sale.

         Subordinated Notes. The term "Subordinated Notes" means, collectively, the EEX Capital Subordinated Note and the EEX Subordinated Note.

         Subordination Agreements.  The term "Subordination
Agreements" means, collectively, the EEX Capital Subordination
Agreement and the EEX Subordination Agreement.

         Subscription Agreement.  The term "Subscription
Agreement" shall mean the Preferred Interest and Preferred Stock
Subscription Agreement, dated as of September 29, 1997, among
EEX, the Corporation, MIStS Issuer and UBS as Placement Agent for the Holders of the Preferred Securities.

         Subsidiary. The term "Subsidiary" shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         Transaction Documents.  The term "Transaction
Documents" shall mean the Subscription Agreement, the LLC Agreement, the Certificate of Designations, the Class A Preferred Stock, the Preferred Interests, the Engagement Letter, the Fee Letter, the Stock Registration Rights Agreement, the Subordinated Notes, the Guaranty Agreement, and the Subordination Agreements.

         Transfer Agent. The term "Transfer Agent" shall mean the entity designated from time to time by the Corporation to act as the registrar and transfer agent for the Class A Preferred
Stock.

         UBS.  The term "UBS" shall mean UBS Securities LLC, a
Delaware limited liability company.

         Voting Stock. The term "Voting Stock" shall mean with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

         Voting Rights Trigger Event.  The term "Voting Rights
Trigger Event" shall have the meaning set forth in Section 5(b) below.

         2.   Dividends.

         (a) The Holders of shares of the Class A Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative preferential dividends from the date such shares of Class A Preferred Stock are issued accruing, subject to Section 2(b), at a variable rate per annum equal to the sum of (A) Union Bank of Switzerland's three-month London interbank offered rate, reset quarterly, plus
(B) a spread equal to (i) 300 basis points for the period from the Initial Issue Date to but excluding December 31, 1997, (ii) 400 basis points for the period from December 31, 1997, to but excluding March 31, 1998, (iii) 500 basis points for the period from March 31, 1998, to but excluding June 30, 1998, (iv) 600 basis points for the period from June 30, 1998, to but excluding September 30, 1998, and (v) 700 basis points at all time from and after September 30, 1998; provided, however, that upon the occurrence and during the continuance of an Event of Default, the spread otherwise applicable under this clause (B) shall increase by 100 basis points. Dividends shall be payable quarterly in arrears on the last Business Day of each March, June, September and December in each year (each, a "Dividend Payment Date"), to the Holders of record as of the tenth Business Day preceding such Dividend Payment Date (each, a "Record Date"). Dividends will be payable in cash. The first dividend payment will be payable on December 31, 1997. Dividends payable on the Class A Preferred Stock will be computed on the basis of a 360-day year and actual days elapsed occurring in the period with respect to which such dividends are payable.

         (b) At any time after September 30, 1998, UBS may elect to deliver a written notice (a "Rate Fixing Notice") fixing the dividend rate, terms and condition on the Class A Preferred Stock at the rate, terms and condition which UBS in good faith determines in its sole discretion would be necessary to effect a sale of the Class A Preferred Stock at par, whereupon the dividend rate on all of the Class A Preferred Stock shall become a fixed rate per annum; provided, however, that (i) such security shall be of a perpetual nature and (ii) upon the occurrence and during the continuance of an Event of Default, the dividend rate specified in the Rate Fixing Notice shall increase by 100 basis points.

         (c) Dividends on the Class A Preferred Stock shall accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. Accumulated unpaid dividends will bear interest at the rate per annum then applicable pursuant to Section 2(a) above. The Corporation shall take all actions required or permitted under Delaware law to permit the payment of dividends on the Class A Preferred Stock.

         (d) No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding Class A Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of Class A Preferred Stock. Unless full cumulative dividends on all outstanding shares of Class A Preferred Stock due for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be made upon or any sum set apart for the payment of any distribution upon, any shares of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Corporation or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its Subsidiaries.
Holders of the Class A Preferred Stock will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

         (e) The Corporation will not claim any deduction from gross income for dividends paid on the Class A Preferred Stock in any Federal income tax return, claim for refund, or other statement, report or submission made to the Internal Revenue Service, and will make any election or take any similar action to effectuate the foregoing except, in each case, if there shall be a change in law such that the Corporation may claim such dividends as deductions from gross income without affecting the ability of the Holders of the Class A Preferred Stock to claim the dividends received deduction under Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision). At the reasonable request of any Holder of Class A Preferred Stock (and at the expense of such Holder), the Corporation will join in the submission to the Internal Revenue Service of a request for a ruling that the dividends paid on Class A Preferred Stock will be eligible for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision). In addition, the Corporation will cooperate with any Holder of the Class A Preferred Stock (at the expense of such Holder) in any litigation, appeal or other proceeding relating to the eligibility for the dividends received deduction under Section 243(a)(1) of the Code (or any successor provision) of any dividends (within the meaning of Section 316(a) of the Code or any successor provision) paid on the Class A Preferred Stock. To the extent possible, the principles of this
Section 2(e) shall also apply with respect to State and local income taxes.

         3.   Distributions Upon Liquidation, Dissolution or
              Winding Up.

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or reduction or decrease in its Capital Stock resulting in a distribution of assets to the holders of any class or series of the Corporation's Capital Stock (a "reduction or decrease in Capital Stock"), each Holder of shares of the Class A Preferred Stock shall be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the Liquidation Preference per share of Class A Preferred Stock held by such Holder, plus accrued and unpaid dividends to the date fixed for liquidation, dissolution, winding up or reduction or decrease in Capital Stock, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation. After payment in full of the Liquidation Preference and all accrued dividends to which Holders of Class A Preferred Stock are entitled, such Holders will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Corporation or reduction or decrease in Capital Stock.

         4.   Redemption by the Corporation.

         (a) The Class A Preferred Stock may be redeemed on any Dividend Payment Date at the option of the Corporation upon ten
(10) Business Days' prior written notice (i) in whole or (ii) ratably between the Preferred Stock and the Preferred Interests in part (but not in increments of less than $25.0 million in the aggregate for both types of Preferred Securities), in either case at the Redemption Price.

         (b) In case of redemption of less than all of the shares of Class A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as determined by the Corporation in its sole discretion.

         (c) Notice of any redemption shall be sent by or on behalf of the Corporation ten (10) Business Days prior to the date specified for redemption in such notice (the "Redemption Date"), by either first class mail, postage prepaid, or facsimile transmission to all Holders of record of the Class A Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class A Preferred Stock except as to the Holder to whom the Corporation has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Class A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the paragraph of this Certificate of Designations pursuant to which the redemption is made; (ii) the Redemption Date; (iii) the Redemption Price; (iv) the number of shares of Class A Preferred Stock to be redeemed and, if less than all shares held by such Holder are to be redeemed, the number of such shares to be redeemed; (v) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price, including any procedures applicable to redemptions to be accomplished through book-entry transfers; and (vi) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date. Upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

         (d) If notice has been mailed or transmitted in accordance with Section 4(c) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Class A Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Class A Preferred Stock, and all rights of the Holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof.

         (e) The deposit of any funds deposited with a bank or trust company for the purpose of redeeming Class A Preferred
Stock shall be irrevocable except that:

              (i) the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

              (ii) any balance of monies so deposited by the Corporation and unclaimed by the Holders of the Class A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

         (f) No Class A Preferred Stock may be redeemed except with funds legally available for such purpose. The Corporation shall take all actions required or permitted under Delaware Law to permit any such redemption.

         (g)  Notwithstanding the foregoing provisions of this
Section 4, unless the full cumulative dividends on all outstanding shares of Class A Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of Class A Preferred Stock shall be redeemed unless all outstanding shares of Class A Preferred Stock are simultaneously redeemed.

         (h) All shares of Class A Preferred Stock redeemed pursuant to this Section 4 shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Class A Preferred Stock.

         5.   Voting Rights.

         (a)  The Holders of record of shares of Class A
Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 5 or as otherwise provided by law.

         (b) If (i) the Corporation fails to declare or pay dividends in full (including any arrearages and additional dividends owed pursuant to Section 2(b)) on the Class A Preferred Stock for any Dividend Period and such failure is not cured within 30 days, (ii) the Corporation fails to consummate a Change of Control Offer within 60 days of a Change of Control (or 90 days, if a consent is required after the occurrence of a Change of Control), (iii) the Corporation breaches the covenant described in Section 5.6 of the Subscription Agreement, (iv) a Prohibited Issuance occurs, (v) EEX breaches the "Debt to Capital Ratio" covenant described in Section 9.01 of the EEX Credit Agreement or (vi) a MIStS Issuer Voting Rights Trigger Event shall occur (each of (i), (ii), (iii), (iv), (v) and (vi) a "Voting Rights Trigger Event"), then the authorized number of members of the Corporation's Board of Directors will be immediately and automatically increased by the Required Number and the Holders of a majority of the outstanding shares of Class A Preferred Stock, voting separately as a class, shall be entitled to elect the Required Number of directors of the Corporation, so as to gain and maintain majority voting control of the Corporation. As used in the preceding sentence, "Required Number" means the sum of (x) the authorized number of members of the Corporation's Board of Directors immediately prior to the increase of such number pursuant to such sentence and (y) one
(1).

         (c) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the Holders of Class A Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the Holders of Class A Preferred Stock. Such right of the Holders of Class A Preferred Stock to elect directors may be exercised until (i) all dividends in arrears shall have been paid in full and (ii) all other Voting Rights Trigger Events have been cured or waived, at which time the right of the Holders of Class A Preferred Stock to elect such number of directors shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults or any such failure to make redemption payments.

         (d) At any time when such voting right shall have vested in the Holders of Class A Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of Holders of record of 10% or more of the Class A Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of Holders of Class A Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of 10% of the shares of Class A Preferred Stock then outstanding may designate in writing a Holder of Class A Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Corporation or, if none, at a place designated by such Holder. Any Holder of Class A Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 30 days before the date fixed for the next ensuing annual or special meeting of stockholders.

         (e) If any director so elected by the Holders of Class A Preferred Stock shall cease to serve as a director before his term shall expire, the Holders of Class A Preferred Stock then outstanding may, at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

         (f) The Corporation shall not, without the affirmative vote or consent of the Holders of a majority of the then outstanding shares of Class A Preferred Stock (with shares held by the Corporation or any of its Affiliates not being considered to be outstanding for this purpose) amend or otherwise alter its Certificate of Incorporation in any manner that adversely affects the rights of Holders of Class A Preferred Stock.

         (g)  Without the consent of each Holder of Class A
Preferred Stock affected, an amendment or waiver may not (with respect to any shares of Class A Preferred Stock held by a non-consenting Holder of Class A Preferred Stock):

              (i) alter the voting rights with respect to the Class A Preferred Stock or reduce the number of shares of Class A Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

              (ii) reduce the Liquidation Preference of any share of Class A Preferred Stock or alter the provisions with respect to the redemption of the Class A Preferred Stock (other than provisions relating to the covenant described in Section 6 hereof);

              (iii)     reduce the rate of or change the time
    for payment of dividends on any share of Class A Preferred
    Stock;

              (iv) waive a default or event of default in the payment of dividends on the Class A Preferred Stock;

              (v) make any share of Class A Preferred Stock payable in any form other than that stated in this Certificate of Designations;

              (vi) make any change in the provisions of this Certificate of Designations relating to waivers of the rights of Holders of Class A Preferred Stock to receive the Liquidation Preference or dividends on the Class A Preferred Stock;

              (vii)     waive a redemption payment with respect
    to any share of Class A Preferred Stock (other than a payment required by the covenant described in Section 6 hereof);

              (viii)    alter the effect of the Rate Fixing
    Notice or the Merger Notice; or

              (ix) make any change in the foregoing amendment and waiver provisions.

         (h) The Corporation shall not, without the consent of at least 100% of the then outstanding shares of Class A Preferred Stock (with shares held by the Corporation or its Affiliates not being considered to be outstanding for this purpose), authorize, create (by way of reclassification or otherwise) or issue any securities or any obligation or security convertible or exchangeable into or evidencing a right to purchase, shares of any class or series of securities other than the initial issuance of the Class A Preferred Stock to holders of Preferred Interests of MIStS Issuer or an issuance of Class A Preferred Stock in connection with a merger of MIStS Issuer with and into the Corporation.

         (i) The Corporation in its sole discretion may without the vote or consent of any Holders of the Class A Preferred Stock amend or supplement this Certificate of Designations:

              (i)  to cure any ambiguity, defect or
    inconsistency;

              (ii) to provide for uncertificated Class A
    Preferred Stock in addition to or in place of certificated
    Class A Preferred Stock; or

              (iii) to make any change that would provide any additional rights or benefits to the Holders of the Class A Preferred Stock or that does not adversely affect the legal rights or benefits under this Certificate of Designations of any such Holder.

         6.   Change of Control.

         (a) Upon the occurrence of a Change of Control, each Holder of Class A Preferred Stock shall have the right to require the Corporation to repurchase all or any part of such Holder's shares of Class A Preferred Stock (a "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus (i) accrued and unpaid dividends, if any, thereon to the date of purchase and (ii) any Additional Costs (together, the "Change of Control Payment").

         (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Class A Preferred Stock.

         (c) The Corporation shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the shares of Class A Preferred Stock as a result of a Change of Control.

         (d) Within 30 days following any Change of Control, the Corporation shall mail or deliver by facsimile transmission a notice to each Holder stating:

              (i) that the Change of Control Offer is being made pursuant to this Section 6 and that all shares of Class
    A Preferred Stock tendered will be accepted for payment;

              (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

              (iii)     that any share of Class A Preferred
    Stock not tendered will continue to accrue dividends;

              (iv) that, unless the Corporation fails to pay the Change of Control Payment, all shares of Class A Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

              (v) that Holders electing to have any shares of Class A Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Class A Preferred Stock, with the form entitled "Option of Holder to Elect Purchase," which shall be included with the Notice of Change of Control, completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

              (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Class A Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing his election to have such shares purchased; and

              (vii) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical financial information after giving effect to such Change of Control and information regarding the Person or Persons acquiring control).

         (e) On the Change of Control Payment Date, the Corporation shall, to the extent lawful: (i) accept for payment all shares of Class A Preferred Stock properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all shares of Class A Preferred Stock so tendered and (iii) deliver or cause to be delivered to the Transfer Agent shares of Class A Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Class A Preferred Stock or portions thereof being purchased by the Corporation. The Paying Agent shall promptly mail to each Holder of Class A Preferred Stock so tendered the Change of Control Payment for such Class A Preferred Stock and the Transfer Agent will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new certificate representing the shares of Class A Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Class A Preferred Stock surrendered, if any. The Corporation shall announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (f)  Prior to complying with the provisions of this
Section 6, but in any event within 90 days following a Change of Control, the Corporation shall either repay all of its outstanding Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Indebtedness, in each case to the extent required to permit the repurchase of Class A Preferred Stock required by this Section 6. The Corporation will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         (g) The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this
Section 6 applicable to a Change of Control Offer made by the Corporation and purchases all shares of Class A Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

         7.   Certain Covenants.

         (a)  Use of Proceeds.

    The Corporation shall use the proceeds of the Class A Preferred Stock solely to repay $75,000,000 of the outstanding principal amount on that certain demand note dated August 4, 1995, issued by EEX LLC payable to the order of MIStS Issuer.

         (b)  Activities; Business.

    The Corporation shall not, directly or indirectly, engage in any activity or line of business other than (i) holding the EEX Subordinated Note and enforcing remedies thereunder in accordance with the terms thereof but subject to the EEX Subordination Agreement, (ii) holding the Equity Interests of MIStS Issuer,
(iii) making payments on the Class A Preferred Stock and the EEX Capital Subordinated Note and, if applicable, (iv) merging MIStS Issuer with and into the Corporation.

         (c)  Subsidiaries.

    The Corporation shall not, directly or indirectly, create or form any Subsidiaries (other than MIStS Issuer).

         (d)  Capitalization; Restrictions on Certain
Amendments.

              (i) The Corporation shall not issue or agree to issue any Capital Stock (including treasury shares, but excepting shares of Class A Preferred Stock issued (i) to UBS on the Initial Issue Date or (ii) to holders of Preferred Interests of MIStS Issuer, in connection with a Merger) or other Equity Interests unless the net proceeds from such issuance are used to redeem all outstanding Preferred Securities.

              (ii) The Corporation shall not amend its organizational documents (including its Certificate of Incorporation or bylaws) or any terms of its Capital Stock or the Subordinated Notes.

         (e)  Liens.

    The Corporation shall not directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom.

         (f)  Corporate Existence; Compliance with Laws; Taxes.

              (i) The Corporation shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate, partnership or other existence in accordance with its organizational documents and its rights (charter and statutory), licenses and franchises.

              (ii) The Corporation shall comply in all material respects with all statutes, laws, ordinances, or government rules and regulations to which it is subject.

              (iii)     The Corporation shall pay prior to
    delinquency all taxes, assessments, and governmental levies except those contested in good faith and by appropriate proceedings.

         (g)  Notice of Default and Related Matters.

    The Corporation shall furnish to UBS and each of the Holders of record of shares of Class A Preferred Stock written notice, promptly upon any Officer of the Corporation becoming aware of the existence thereof, of:

              (i) any condition or event that constitutes a Default or a Voting Rights Trigger Event, specifying the nature and period of existence thereof and the action that the Corporation is taking or proposes to take with respect thereto;

              (ii) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against or affecting the Corporation that, if adversely determined, would constitute a Material Adverse Effect; and

              (iii)     any development that constitutes a
    Material Adverse Effect.

         (h)  Authorizations and Approvals.

         The Corporation shall promptly obtain, from time to time, all such Permits, consents and approvals as may be required to enable the Corporation to comply with its obligations under the Transaction Documents and the Class A Preferred Stock.

         (i)  No Senior Indebtedness.

         Notwithstanding any other provision hereof, the Corporation shall not incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for any Indebtedness that is senior in any respect in right of payment to the Class A Preferred Stock, other than Indebtedness owing to Affiliates of up to $10.0 million in aggregate principal amount (for both the Corporation and MIStS Issuer, taken as a whole) unless, in each of the foregoing cases, the proceeds thereof are used to repay the Preferred Securities in full.

         (j)  Liquidation.

         The Corporation shall not adopt a plan of liquidation or dissolution.

         (k)  Restricted Payments.

         The Corporation shall not directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Corporation's Parity Securities or Junior Securities (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation) or to the direct or indirect holders of the Corporation's Parity Securities or Junior Securities in their capacity as such; or (ii) make any payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Junior Securities.

         (l)  Incurrence of Indebtedness and Issuance of
Preferred Stock.

         The Corporation shall not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness and the Corporation shall not issue any Preferred Stock (other than the Class A Preferred Stock issued to (i) UBS on the Initial Issue Date or (ii) to holders of Preferred Interests of MIStS Issuer, in connection with a Merger).

         (m)  Merger, Consolidation or Sale of Assets.

         Except for any merger of MIStS Issuer with and into the Corporation, the Corporation shall not consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity.

         (n)  Transactions with Affiliates.

         Neither the Corporation nor any Subsidiary will enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of Property including the purchase or sale of oil and gas properties and hydrocarbons or the rendering of any service, with any Affiliate unless such transactions are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate. For the avoidance of doubt, each of the transactions set forth in or required by the Transaction Documents shall be deemed to satisfy the covenant set forth in this Section 7(n).

         (o)  Payments for Consent.

         The Corporation shall not, directly or indirectly, pay or cause to be paid any consideration, whether by way of dividend or other distribution, fee or otherwise, to any Holder of any Class A Preferred Stock for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Certificate of Designations or the Class A Preferred Stock unless such consideration is offered to be paid and is paid to all Holders of the Class A Preferred Stock that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         (p)  Reports.

              (i) Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any shares of Class A Preferred Stock are outstanding, the Corporation shall furnish to the Holders of Class A Preferred Stock all quarterly and annual financial information that would be required to be contained in a filing by EEX with the Commission on Forms 10-Q and 10-K if EEX were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by EEX's certified independent accountants; and

              (ii) The Corporation shall deliver to the Holders, within 120 days after the end of each fiscal year, an unaudited financial statement prepared in accordance with GAAP together with an Officer's Certificate stating that a review of the activities of the Corporation and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Corporation has kept, observed, performed and fulfilled its obligations under this Certificate of Designations and further stating, that to the best of his or her knowledge the Corporation has kept, observed, performed and fulfilled each and every covenant contained in this Certificate of Designations and is not in default in the performance or observance of any of the terms, provisions and conditions of this Certificate of Designations (or, if any such default shall have occurred, describing all such defaults of which he or she may have knowledge and what action the Corporation is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the Liquidation Preference of or dividends, if any, on the Class A Preferred Stock is prohibited or if such event has occurred, a description of the event and what action the Corporation is taking or proposes to take with respect thereto.

              (iii) The Corporation shall, so long as any of the shares of Class A Preferred Stock are outstanding, deliver to the Holders, forthwith upon any Executive Officer of the Corporation becoming aware of any default under this Certificate of Designations, an Officers' Certificate specifying such default and what action the Corporation is taking or proposes to take with respect thereto.

         (q)  Conflicts with By-laws.

         If any provisions of the Corporation's By-laws conflict in any way with this Certificate of Designations, the Corporation shall, so long as any of the shares of Class A Preferred Stock are outstanding, take all necessary actions to amend such By-laws and thereby resolve the conflict.

         (r)  Compliance with Engagement Letter and Fee Letter.

         The Corporation shall, and shall cause its Subsidiaries to comply with, the provision of the Engagement Letter and Fee
Letter.

         (s)  Merger upon Merger Notice.

         If UBS delivers a Merger Notice, then either (i) the Corporation and MIStS Issuer shall merge, with the Corporation being the surviving corporation or (ii) the Corporation shall redeem all of the Class A Preferred Stock and cause MIStS Issuer to redeem all of the Preferred Interests such that no Event of Default will result from the failure to so merge or redeem.

         8.   Payment.

         (a) All amounts payable in cash with respect to the Class A Preferred Stock shall be payable in United States dollars at the office or agency of the Corporation maintained for such purpose within the City and State of New York or, at the option of the Corporation, payment of dividends may be made by check mailed to the Holders of the Class A Preferred Stock at their respective addresses set forth in the register of Holders of Class A Preferred Stock maintained by the Transfer Agent, provided that all cash payments with respect to the Global Shares (as defined below) and shares of Class A Preferred Stock the Holders of which have given wire transfer instructions to the Corporation will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Unless otherwise designated by the Corporation, the Corporation's office or agency in New York shall be the office of the Paying Agent maintained for such purpose.

         (b) Any payment on the Class A Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

         (c) The Corporation has initially appointed the Transfer Agent to act as the Paying Agent. The Corporation may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents, provided that until the Class A Preferred Stock has been delivered to the Corporation for cancellation, or moneys sufficient to pay the Liquidation Preference and accrued dividends on the Class A Preferred Stock have been made available for payment and either paid or returned to the Corporation as provided in this Certificate of Designations, it shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Class A Preferred Stock.

         (d) Dividends payable on the Class A Preferred Stock on any redemption date or repurchase date that is a Dividend
Payment Date will be paid to the Holders of record as of the immediately preceding Record Date.

         (e) All moneys deposited with any Paying Agent or then held by the Corporation in trust for the payment of the Liquidation Preference and dividends on any shares of Class A Preferred Stock which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Corporation, and the Holder of such shares of Class A Preferred Stock will thereafter look only to Corporation for payment thereof.

         9.   Officer's Certificate.

         Each Officer's Certificate provided for in this Certificate of Designations shall include:

         (a) a statement that the officer making such certi-ficate or opinion has read such covenant or condition;

         (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

         (c) a statement that, in the opinion of such officer, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

         (d) a statement as to whether or not, in the opinion of such officer, such condition or covenant has been satisfied.

         10.  Exclusion of Other Rights.

         Except as may otherwise be required by law, the shares of Class A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Class A Preferred Stock shall have no preemptive or subscription rights.

         11.  Headings of Subdivisions.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         12.  Severability of Provisions.

         If any voting powers, preferences and relative, participating, optional and other special rights of the Class A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Class A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Class A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Class A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Class A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

         13.  Form of Class A Preferred Stock.

         (a) The shares of Class A Preferred Stock will bear a legend to the following effect, unless the Corporation determines otherwise in compliance with applicable law:

    "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED
    HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION
    EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE
    UNITED STATES SECURITIES ACT OF 1933, AS AMENDED
    (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED
    HEREBY MAY NEITHER BE OFFERED, SOLD, OR OTHERWISE
    TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR
    AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER
    OF THE SECURITY EVIDENCED HEREBY IS HEREBY
    NOTIFIED THAT THE SELLER MAY BE RELYING ON THE
    EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE
    SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER
    NOR BE OFFERED, SOLD OR OTHERWISE TRANSFERRED TO
    ANY PERSON OR ENTITY PRINCIPALLY ENGAGED, DIRECTLY
    OR INDIRECTLY, IN THE OIL AND GAS EXPLORATION
    INDUSTRY OTHER THAN THE CORPORATION OR ANY OF ITS
    AFFILIATES.  THE HOLDER OF THE SECURITY EVIDENCED
    HEREBY AGREES FOR THE BENEFIT OF THE CORPORATION
    THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR
    OTHERWISE TRANSFERRED, ONLY (1)(a) TO A PERSON WHO
    THE SELLER REASONABLY BELIEVES IS A QUALIFIED
    INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER
    THE SECURITIES ACT) IN A TRANSACTION MEETING THE
    REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION
    MEETING THE REQUIREMENTS OF RULE 144 UNDER THE
    SECURITIES ACT, OR (c) IN ACCORDANCE WITH ANOTHER
    EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF
    THE SECURITIES ACT (AND BASED UPON AN OPINION OF
    COUNSEL IF THE CORPORATION SO REQUESTS), (2) TO
    THE CORPORATION OR (3) PURSUANT TO AN EFFECTIVE
    REGISTRATION STATEMENT AND, IN EACH CASE, IN
    ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF
    ANY STATE OF THE UNITED STATES OR ANY OTHER
    APPLICABLE JURISDICTION AND (B) THE HOLDER WILL,
    AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY
    ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED
    HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A)
    ABOVE."

         (b) Upon surrender of any share of Class A Preferred Stock by a holder for registration of transfer or exchange, the Corporation will execute and deliver in exchange therefor a new certificate or certificates representing shares of Class A Preferred Stock of the same aggregate tenor and Liquidation Preference, registered in such names and in such denominations as such holder may request. The Corporation may require certificates of transferrers and transferees of shares of Class A Preferred Stock, or an opinion of counsel, in order to establish compliance with the Securities Act. The Corporation may require payment by such holder of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer.

         (c) The Corporation shall maintain a register (the "Class A Preferred Stock Register") of the holders of all the shares of Class A Preferred Stock issued pursuant to this Certificate of Designations. The Corporation will allow any Holder of record of shares of Class A Preferred Stock to inspect and copy such register at the Corporation's principal place of business during normal business hours.

         14.  Notice.

         Any notice or communication by the Corporation to UBS is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, to the following address:

              UBS Securities LLC
              299 Park Avenue
              New York, New York  10171-0026
              Telecopier No.: (212) 821-6119
              Attention: James A. Ajello,

              with a copy to:

              Latham & Watkins
              885 Third Avenue
              New York, New York  10022
              Telecopier No.: (212) 751-4864
              Attention:  Nancy L. Schimmel


    15.  Subordination of EEX Subordinated Note.

    (a) The Corporation, for itself, its successors and assigns, covenants and agrees, and each Holder of the Class A Preferred Stock, by its acceptance thereof, likewise covenants and agrees, that payment by EEX of the principal of and premium, if any, and interest on the EEX Subordinated Note, and any fees or costs related thereto, is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all Senior Debt. The provisions of this Section 15 are made for the benefit of all holders of Senior Debt and any such holder may proceed to enforce such provisions.

    (b) During such time as any Senior Debt remains unpaid and an Event of Default (under and as defined in the EEX Credit Agreement) exists and is continuing, the Corporation will not ask for, demand, sue for, take, receive or accept from EEX, by set-off or in any other manner, any payment or distribution on account of the EEX Subordinated Note, or present any instrument evidencing the EEX Subordinated Note for payment (other than such presentment as may be necessary to prevent discharge of EEX or other liable parties on such instrument).

    (c) In the event that the Corporation shall receive any payment or distribution on account of the EEX Subordinated Note which the Corporation is not entitled to receive under the provisions of this Section 15, the Corporation will hold any such amount so received in trust for the holders of the Senior Debt and will forthwith turn over such payment to any court of competent jurisdiction in the form received by the Corporation (together with any necessary endorsement) to be applied ratably to the Senior Debt.


                     <signature page follows>

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Joseph T. Leary, its Vice
President, Finance and Treasure, this 29th day of September,
1997.



                             EEX Capital Inc.


                             By:/s/ Joseph T. Leary
                                ----------------------------
                                Name:     Joseph T. Leary
                                Title:    Vice President,
                                          Finance and
                                          Treasurer